                                                       Exhibit 99.1
SEVERN BANCORP, INC.

FOR IMMEDIATE RELEASE
                                     Contact:
                                     Thomas G. Bevivino
                                     Chief Operating Officer &
                                     Executive Vice President
                                     Email: tbevivino@severnbank.com
                                     Phone: 410.260.2000

3RD QUARTER EARNINGS HOLD STEADY AT SEVERN BANCORP

Annapolis, MD – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $558,000 or $.02 per share for the third quarter of 2012 compared to a net income of $551,000 or $.01 per share for the third quarter of 2011 and compared to net income of $1,097,000 or $.07 per share, for the quarter ended June 30, 2012.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.
“Although we had net earnings in the third quarter, we need those earnings to improve.  While Severn continues to aggressively deal with its non-performing and non-accrual loans, and has been successfully liquidating real estate acquired through foreclosure, it is a process that will continue to take time to resolve,” stated Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued “We have been staying very busy expanding lines of business and launching new products and channels, such as Mobile Banking, to keep us current and competitive in the market.  Severn is committed to providing the resources, products and expertise of a larger financial institution, along with the local decision making, market knowledge and personal service of a community bank.  We want to be able to offer value to our customers and an excellent banking experience. ”

About Severn Savings Bank:
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $860 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.
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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Summary Operating Results:
Interest income	$9,104	$10,276	$10,265	$10,558	$10,991
Interest expense	3,027	3,336	3,552	3,659	3,856
Net interest income	6,077	6,940	6,713	6,899	7,135
Provision for loan losses	-	-	465	141	850
	Net interest income after provision
for loan losses	6,077	6,940	6,248	6,758	6,285
Non-interest income	1,039	835	891	873	628
Non-interest expense	6,152	5,906	6,311	5,772	5,959
Income (loss) before income taxes	964	1,869	828	1,859	954
Income tax expense (benefit)	406	772	356	792	403
Net income (loss)	$558	$1,097	$472	$1,067	$551

Per Share Data:
Basic earnings (loss) per share	$0.02	$0.07	$0.01	$0.06	$0.01
Diluted earnings (loss) per share	$0.02	$0.07	$0.01	$0.06	$0.01
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.06%	0.12%	0.05%	0.12%	0.06%
Return on average equity	0.52%	1.04%	0.45%	1.01%	0.52%
Net interest margin	3.09%	3.41%	3.27%	3.27%	3.32%
Efficiency ratio*	73.88%	67.20%	66.99%	64.84%	60.76%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Balance Sheet Data:
Total assets	$861,766	$896,644	$900,471	$900,628	$926,013
Total loans receivable	695,198	691,647	701,596	719,241	741,528
Allowance for loan losses	(23,180)	(24,097)	(25,795)	(25,938)	(30,358)
Net loans	672,018	667,550	675,801	693,303	711,170
Deposits	609,772	643,653	650,473	652,757	678,717
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	107,142	106,866	106,051	105,930	105,215
Bank's Tier 1 core capital to total assets	14.1%	13.3%	13.1%	13.0%	12.4%
Book value per share	$8.00	$7.97	$7.89	$7.88	$7.80

Asset Quality Data:
Non-accrual loans	$29,790	$29,450	$17,882	$23,912	$26,911
Non-accrual troubled debt restructurings	12,574	9,515	11,677	7,520	8,713
Foreclosed real estate	13,801	16,329	19,853	19,932	19,158
Total non-performing assets	56,165	55,294	49,412	51,364	54,782
Performing troubled debt restructurings	51,230	51,034	51,034	52,255	54,175
Total non-accrual loans to net loans	6.3%	5.8%	4.4%	4.5%	5.0%
Allowance for loan losses	23,180	24,097	25,795	25,938	30,358
Allowance for loan losses to total loans	3.3%	3.5%	3.7%	3.6%	4.1%
Allowance for loan losses to total
non-performing loans	54.7%	61.8%	87.3%	82.5%	85.2%
Total non-accrual loans to total assets	4.9%	4.3%	3.3%	3.5%	3.8%
Total non-performing assets to total assets	6.5%	6.2%	5.5%	5.7%	5.9%